Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Lincoln National Corporation for the exchange offer of up to $500,000,000 2.330% Senior Notes due 2030 and to the incorporation by reference therein of our reports dated February 19, 2026, with respect to the consolidated financial statements of Lincoln National Corporation, and the effectiveness of internal control over financial reporting of Lincoln National Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Philadelphia, Pennsylvania

February 20, 2026